Press Release
                                                 220 West Main Street
                                                 Louisville, KY 40232


Media Contact: Chip Keeling
24-Hour Media Hotline: 502.627.4999
Toll-free:888.627.4999

      KPSC Accepts Settlement Agreements Reached by Parties
                  in the LG&E and KU Rate Cases

(LOUISVILLE, Ky. - June 30, 2004) The Kentucky Public Service Commission today accepted the settlement agreements reached by the majority of the parties in the rate cases for Louisville Gas and Electric Company and Kentucky Utilities Company including the increase to the electric revenue requirement. Under the ruling, LG&E's base electric rates will increase $43.4 million (7.7 percent) and base gas rates will increase $11.9 million (3.4 percent). Base electric rates at KU will increase $46.1 million (6.8 percent).

     LG&E had not increased its base electric rates since 1990 and KU had not increased its rates since 1983. Nevertheless, after this increase Kentuckians will continue to have lower rates than their neighbors in the seven surrounding states and among the lowest energy rates in the nation.

     "By accepting the settlement agreement reached among the majority of the parties to the proceedings, the commission has recognized the importance of allowing us to provide the level of service and reliability that our customers have come to expect while preserving some of the lowest rates in the nation," said Victor Staffieri, LG&E Energy Chairman, CEO and President.

     The new rates become effective July 1. A representative KU residential electric customer, using 1,000 kwh, will see an increase of $3 per month. A representative LG&E residential electric customer, using 1,000 kwh, will see an increase of $6 per month. A representative LG&E residential gas customer, using 90 ccf, will see an increase of $3 per month.

     The increase in rates was caused, in large part, by the need to meet growing demand. Since LG&E's last base-rate increase in 1990, electric customers have increased by 62,285, or about 20 percent. KU customers have increased 205,510 or about 60 percent since the last base-rate increase in 1983.

     During the last three years alone, LG&E and KU have spent $285 million adding new generating capacity. The companies have invested roughly $18 million per year in their transmission system. LG&E also has made $33 million in capital investments in the last three years to meet the needs of new gas customers coming onto the system and to replace aging gas mains. Cost increases have also occurred in administrative and general expenses - in particular pension, post retirement, health care, and insurance expenses. For example, the companies have encountered an approximately 140 percent increase in property insurance since the terrorist attacks of September 11, 2001.

       "We are proud that our employees have been able to hold costs down over the past decade," added Staffieri. "But despite their best efforts, there comes a time when additional resources are necessary in order for us to meet the increased needs of our customers."

     LG&E Energy LLC, headquartered in Louisville, Ky., is a diversified energy services company. LG&E Energy owns and operates Louisville Gas and Electric Company, a regulated utility that serves 312,000 natural gas and 384,000 electric customers in Louisville and 16 surrounding counties, and Kentucky Utilities Company, a regulated electric utility in Lexington, Ky., that serves 512,000 customers in 77 Kentucky counties and five counties in Virginia.

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